SVEN-OLOF LINDBLAD RETURNING AS CEO OF LINDBLAD EXPEDITIONS FOLLOWING DEPARTURE OF DOLF BERLE

Lindblad to Continue Serving as Co-Chair of Company’s Board of Directors

NEW YORK, NY – MAY 31, 2023 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the "Company" or "Lindblad Expeditions") today announced the departure of Chief Executive Officer Dolf Berle, effective June 30, 2023, who is pursuing a non-competitive opportunity in the Dallas area.

Upon his departure, Lindblad Expeditions’ Founder and Co-Chair of the Board of Directors Sven-Olof Lindblad will return as Chief Executive Officer and will work closely with Berle to ensure a smooth transition.

Prior to his departure from the role, Lindblad served as Chief Executive Officer of Lindblad Expeditions since founding the Company in 1979. In 2021, he transitioned to become Co-Chair of the Company’s Board of Directors, a role which Lindblad will continue serving in. As Chief Executive Officer and Co-Chair, Lindblad will be instrumental in advancing the Company’s business strategy and growth opportunities in partnership with the Board and leadership team.

“Lindblad Expeditions was built out of a life-long passion for exploring the world and with the intent of travel becoming a force for good,” said Lindblad. “Since founding the Company more than 40 years ago, the travel industry has changed, with the expedition travel sector experiencing unprecedented and dramatic growth. But one thing has remained the same: Lindblad Expeditions’ commitment to providing life-changing, eye-opening authentic expedition travel experiences to our passionate and curious guests. I am thankful for the progress Dolf has ushered in and excited to be returning as Chief Executive Officer. I look forward to building upon our momentum and for what’s next in Lindblad Expeditions’ rich, decades-long pioneering heritage.”

Since joining Lindblad Expeditions in 2021, Berle oversaw the successful return to service of the Company’s expeditions cruises and adventure travel experience operations across the globe. Under his leadership, Lindblad Expeditions also welcomed three new ships to its fleet: the fully stabilized ice class vessel, National Geographic Resolution; the 48-guest National Geographic Islander II, which sails year-round in the Galápagos; and the three-mast modern sailing yacht Sea Cloud II, which the Company will charter beginning May 2024. During this time, the Company also successfully acquired Classic Journeys, a luxury cultural walking tour company that operates a portfolio of curated tours centered around cinematic walks led by expert local guides, further expanding its land-based expedition offerings.

“For nearly five decades, Lindblad Expeditions has been the recognized leader and pioneer of authentic expedition travel,” said Berle, “and it was an honor to have been a part of that iconic legacy and the positive impact the Company has had on countless guests and communities. I am thankful to Sven, the Board of Directors, and, most importantly, our team members around the world who welcomed me into this family and trusted me to serve this Company in its new era of growth. Over the last two years, together we have strategically expanded our capacity, diversified our product portfolio, and transformed our marketing and sales strategies, matching unprecedented demand for expedition travel and positioning the Company to significantly ramp earnings and build long-term shareholder value in the years ahead.”

Mark Ein, Co-Chair of the Company's Board of Directors, added: "Over the last two years, Lindblad Expeditions has emerged from unprecedented times, and I want to thank Dolf for his leadership. Now, with demand for expedition travel reaching unprecedented heights, we are set to further increase the number of annual guests that we serve and continue to broaden and deepen our offering of high-quality authentic experiences. As Sven returns as Chief Executive Officer, I am excited to work closely with him and the leadership team on a set of strategic growth initiatives to expand our earnings and value creation potential even further."

To learn more about Lindblad Expeditions, visit www.expeditions.com.

About Lindblad Expeditions Holdings, Inc.:

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and land-based travel through its subsidiaries, Natural Habitat, Inc. (“Natural Habitat”), Off the Beaten Path LLC (“Off the Beaten Path”), DuVine Cycling + Adventure Co. (“DuVine”), and Classic Journeys, LLC (“Classic Journeys”).

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Classic Journeys is a luxury cultural walking tour company that operates a portfolio of curated tours centered around cinematic walks led by expert local guides. Classic Journeys offers active small-group and private custom journeys in over 50 countries around the world.

DuVine designs and leads luxury bike tours in the world’s most amazing destinations, from Italy’s sun-bleached villages and the medieval towns of Provence to Portugal’s Douro Valley and the vineyards of Napa, California. Guests bike, eat, drink, and sleep their way through these regions and many more while sampling the finest cuisine, hotels, and wine.

Off the Beaten Path is an outdoor, active travel company offering guided small group adventures and private custom journeys that connect travelers with the wild nature and authentic culture of their destinations. Off the Beaten Path’s trips extend across the globe, with a focus on exceptional national park experiences in the Rocky Mountains, Desert Southwest, and Alaska.

Media Contacts:

Bradley Norman, Lindblad Expeditions: bradleyn@expeditions.com

Kristin Sluyk, The Decker Royal Agency: kristin@deckerroyal.com

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